UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 30, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders. It will be held on Thursday, May 10, 2007, at 8:00 a.m. at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

1.	Election of nine directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	Approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan; and

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the 2007 Annual Meeting.

Sincerely,

Philip J. Koen
Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2007

Date:	May 10, 2007

Time:	8:00 a.m.

Place:	SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004

Purpose:	1. To elect nine members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To approve an amendment to our Amended and Restated 2003 Incentive Compensation Plan;

3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 23, 2007, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Eugene V. DeFelice
Senior Vice President, General Counsel and Corporate Secretary

March 30, 2007

St. Louis, Missouri

SAVVIS, INC.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about March 30, 2007.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2007 annual meeting of stockholders to be held on May 10, 2007 at 8:00 a.m. at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 23, 2007, then you will be entitled to notice of and to vote at our 2007 annual meeting. On that date, we had 52,629,491 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How do I vote?

Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in this proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the amendment to the Amended and Restated 2003 Incentive Compensation Plan (proposal 2) and the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (proposal 3). Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect.

Who will count the vote?

Representatives of Mellon Investor Services LLC will tabulate the votes and act as inspectors of election.

May I request additional copies of the 2006 Annual Report?

A copy of our 2006 annual report, including consolidated financial statements, which is not part of the proxy soliciting material, accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request by mail to SAVVIS, Inc., Attention: Director, Investor Relations, 12851 Worldgate Drive, Herndon, Virginia 20170, or by email to investor.relations@savvis.net.

May I receive electronic access to proxy materials and the annual report in the future instead of receiving paper copies in the mail?

This proxy statement and the 2006 annual report are available on our website at www.savvis.net. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.melloninvestor.com/isd as discussed on the proxy card. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at nine. Our board of directors reduced the size of the board after the resignation of Mr. David Walsh in January 2007. Our board of directors has designated as nominees for director all nine of the directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.     The nine nominees receiving the highest number of affirmative votes of the shares of our outstanding common stock represented and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
John D. Clark	42
Jonathan C. Crane	57
Clyde A. Heintzelman	68
Philip J. Koen	55
Thomas E. McInerney	65
James E. Ousley	61
James P. Pellow	45
Jeffrey H. Von Deylen	43
Patrick J. Welsh	63

Executive Officers

Our current executive officers and their positions with our company are set forth below.

Executive Officer	Age	Position and Office
Philip J. Koen	55	Chief Executive Officer
Jonathan C. Crane	57	President
Jeffrey H. Von Deylen	43	Chief Financial Officer
Mary Ann Altergott	38	Senior Vice President—Human Resources
Timothy E. Caulfield	48	Senior Vice President—Operations
Eugene V. DeFelice	48	Senior Vice President, General Counsel and Corporate Secretary
Bryan S. Doerr	43	Chief Technology Officer
Richard S. Warley	41	Senior Vice President, Managing Director—International

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director and each of our executive officers. Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. No director or executive officer is an adverse party or has an interest adverse to our company or any of its subsidiaries in any material pending legal proceeding.

JOHN D. CLARK has served as a director of our company since April 2002 and is a member of the board’s corporate governance committee. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Mr. Clark received a B.S. from Princeton University and a M.B.A. from Stanford University Graduate School of Business.

JONATHAN C. CRANE has served as our President since May 2006 and a director since March 2006, after joining us as an officer of our company with the title Chairman of the Board in March 2006. Prior to joining us, Mr. Crane served as Chief Strategy Officer—Executive Vice President, Corporate Development at MCI, Inc. from January 2003 to January 2006. While serving in this capacity, Mr. Crane also served as President, International and Wholesale Markets for MCI from May 2004 to October 2004, and in 2003, he served as MCI’s Executive Vice President, Marketing. Furthermore, Mr. Crane served as Chairman of the Board of Digex, Inc., an enhanced hosting company, during 2003. Upon rejoining MCI in January 2002, Mr. Crane served as Chief of Staff—Sales and then President—Sales, Marketing and Customer Service until his appointment as Chief Strategy Officer in January 2003. Prior to joining MCI, Mr. Crane served as Chief Executive Officer of Adero, Inc. from 1999 to 2001, and he served as Chief Executive Officer of Marcam Solutions, Inc. from 1997 to 1999. Mr. Crane received a B.A. degree in History from Dartmouth College.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998, and is chairman of the board’s audit committee and a member of the corporate governance committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. Mr. Heintzelman serves on the boards of TeleCommunication Systems, Inc. and ITC DeltaCom, Inc., and as a member of the audit committee for both companies. Mr. Heintzelman also serves as Chairman of the Board of Citel plc. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan.

PHILIP J. KOEN has served as our Chief Executive Officer and a director since March 2006. Before joining our company, Mr. Koen was employed by Equinix, Inc. since July 1999, most recently as President and Chief Operating Officer of Equinix, Inc. from May 2001 to March 2006. Prior to joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development and network operations during the period from July 1997 to November 1998. Mr. Koen received a B.A. degree in Economics from Claremont McKenna College and a M.B.A. degree from the University of Virginia.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is a member of the board’s compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of Centennial Communications Corp. and ITC DeltaCom, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration.

JAMES E. OUSLEY has served as non-executive Chairman of the Board since May 2006 and a director of our company since April 2002. Mr. Ousley is a member of the board’s audit and compensation committees.

Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he also served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of Activcard Corp., Bell Microproducts, Inc. and Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska.

JAMES P. PELLOW has served as a director of our company since April 2002 and is chairman of the board’s corporate governance committee and a member of the board’s audit committee. Mr. Pellow has served at St. John’s University as the Executive Vice President and Chief Operating Officer of St. John’s University since 2000. Since 1991, Mr. Pellow served in various other senior positions at St. John’s University. Mr. Pellow serves on the board of Centennial Communications Corp., where he chairs the audit committee. Mr. Pellow is a C.P.A. and received a B.B.A. and a M.B.A. from Niagara University.

JEFFREY H. VON DEYLEN has served as our Chief Financial Officer and a director since March 2003, after joining us as Executive Vice President for Finance in January 2003. From August 2002 to January 2003, Mr. Von Deylen served as Vice President for Corporate Development and Financial Analysis at American Electric Power Company. From June 2001 to June 2002, Mr. Von Deylen served as Chief Financial Officer for KPNQwest N.V. (KPNQwest). In 2002, KPNQwest filed a petition for “surseance” (moratorium) in The Netherlands, which moratorium was converted into a bankruptcy shortly thereafter. Before joining KPNQwest, he was employed by Global TeleSystems Inc. as Senior Vice President of Finance from October 1999 to May 2001. From May 1994 to September 1999, Mr. Von Deylen served in a number of financial positions with LCI International (LCI) and then as Vice President and Corporate Controller of Qwest Communications International after it acquired LCI in June 1998. Mr. Von Deylen received a B.S. degree in Accountancy from Miami University.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles.

MARY ANN ALTERGOTT has served as our Senior Vice President—Human Resources since August 2006. Prior to joining us, Ms. Altergott led The Clermont Group, a human resources consultancy, since March 2005. From November 2001 to March 2005, Ms. Altergott held various senior human resources positions at Bank of America, N.A., including Senior Vice President and Personnel Executive. Prior to this, Ms. Altergott was employed by The Pillsbury Company from 1990 to 2001 in various senior human resources and operational roles. Ms. Altergott received a B.S. degree from Vanderbilt University.

TIMOTHY E. CAULFIELD has served as our Senior Vice President—Operations since November 2006, and previously served as Managing Director—Global Solutions upon joining us in March 2004. Prior to joining us, Mr. Caulfield served as Senior Vice President Consulting and Hosting Services for Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (CWA) from September 2002 until our acquisition of the CWA assets in March 2004 after CWA filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From January 2001 to September 2002, Mr. Caulfield led regional and global operations for Exodus Communications until it was acquired by CWA after it filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Previously, Mr. Caulfield held various leadership positions with ENVIOSNet, an enterprise and service support company, Gateway, Inc., Sequent Computer Systems and Digital Equipment Corporation. Mr. Caulfield received a B.A. degree from Clark University in Worcester, Massachusetts and a M.B.A. degree from the University of Oregon.

EUGENE V. DEFELICE has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2006. Prior to joining us, Mr. DeFelice was the founder of and a consultant with Novo

Strategic Partners LLC, a business consulting firm, from July 2005 to November 2006. From March 2003 to July 2005, Mr. DeFelice served as Vice President, General Counsel for K.V. Pharmaceutical Company. Prior to joining K.V. Pharmaceutical Company, Mr. DeFelice was Vice President and General Counsel for Enzon Pharmaceutical Company from April 2002 to January 2003. Prior to this, Mr. DeFelice has held several positions as General Counsel and in business management both domestically and internationally. Mr. DeFelice received his B.A. from Rutgers College, a M.B.A. from Webster University in Geneva Switzerland, and a J.D. from Seton Hall University School of Law.

BRYAN S. DOERR has served as our Senior Vice President and Chief Technology Officer since October 2003. From February 2002 to October 2003, Mr. Doerr was our Vice President—Software Development. Prior to this, Mr. Doerr has held several positions in management, software technology research and software development at Bridge Information Systems, Inc., The Boeing Company, and Johns Hopkins University Applied Physics Laboratory. Mr. Doerr received his B.S. in Electrical Engineering from the University of Missouri—Columbia, an M.S. degree in Electrical Engineering from Johns Hopkins University, and a Masters in Information Management from Washington University in St. Louis, Missouri.

RICHARD S. WARLEY has served as our Senior Vice President, Managing Director—International since July 2006, and prior to July 2006, served as our Managing Director—Europe, Middle East and Africa since September 2003. Previously, Mr. Warley held various positions at our company, including Executive Vice President of Corporate Development and Managing Director—Asia, since joining us in 2000. Prior to joining us, Mr. Warley was a director in an investment banking group of Merrill Lynch & Co., Inc. Mr. Warley earned a B.A. and MSc with distinction from the London School of Economics and his law degree from the College of Law, London.

Corporate Governance

Board of Directors and Committees

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting.

Our board of directors currently consists of nine directors. James E. Ousley serves as the Chairman of the Board. The board of directors met sixteen times during 2006, four of which were regularly scheduled meetings. In 2006, the non-employee directors met four times in executive session. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. The board currently does not have a policy regarding director attendance at our annual meeting of stockholders, although all directors are encouraged to attend. All of the directors then on the board attended the 2006 Annual Meeting of Stockholders except two.

Our board of directors has established an audit committee, compensation committee and corporate governance committee. The charters for the audit committee, compensation committee and corporate governance committee are available on our website described below. In addition, the board from time to time establishes special purpose committees. As previously announced, in October 2005, the board of directors formed an independent special committee to review and evaluate the terms of the exchange of all of our Series A Convertible Preferred Stock (Series A Preferred) for shares of our common stock, which occurred in 2006. The board of directors appointed James E. Ousley, Clyde A. Heintzelman and James P. Pellow, all of whom the board of directors determined to be disinterested directors with respect to the exchange of the Series A Preferred, to serve as members of the special committee.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on our website at www.savvis.net. These documents include, among others, the following:

•	Charter for the audit committee of the board of directors;

•	Charter for the compensation committee of the board of directors;

•	Charter for the corporate governance committee of the board of directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Stockholders may also obtain a copy of any of these documents free of charge by contacting our Director, Investor Relations by email at investor.relations@savvis.net.

Director Independence

Of the nine directors currently serving on the board of directors, the board has determined that Messrs. Clark, Heintzelman, McInerney, Ousley, Pellow and Welsh, constituting a majority of the directors, are “independent directors” as defined in the rules of The Nasdaq Stock Market, Inc. (Nasdaq) and pursuant to our Corporate Governance Guidelines. During fiscal year 2006 and until February 21, 2007, our board of directors had determined that our company was a “Controlled Company,” as defined in the rules of Nasdaq, since Welsh, Carson, Anderson & Stowe VIII, L.P. and certain entities affiliated with WCAS VIII (WCAS) were the beneficial owners of more than 50% of our voting power. As a controlled company we were exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on our board of directors, an independent compensation committee or a standing nominating committee or committee performing a similar function. Of the directors who served on our board in 2006, the board had determined that Messrs. Heintzelman, Ousley and Pellow were “independent directors” as defined in the Nasdaq rules and that they also met the additional independence standards for audit committee members.

In the course of the board’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements that each director has had with our company. In particular, the board evaluated for:

•

each of Messrs. Clark, McInerney and Welsh, his relationship with WCAS, our company’s largest shareholder, his individual holdings in our company’s common stock and holdings of our Series A Subordinated Notes, and determined that their ownership interest in our company and their relationship with WCAS does not preclude their independence since their interests are ultimately aligned with that of our common stockholders;

•

Mr. McInerney, the annual amount of purchases from SAVVIS by two companies which he and his immediate family or he alone owns a majority interest, and determined that the amount of purchases in the fiscal year for both entities was below one percent of the annual revenues of our company; and

•

Mr. Pellow, the significant charitable contributions made by Mr. McInerney to St. John’s University where Mr. Pellow serves as executive vice president and treasurer, and determined that the size of the contributions relative to the size of St. John’s University’s revenues was small and that the contributions were made by Mr. McInerney personally and not by us.

All members of the audit, compensation and corporate governance committees must be independent directors as defined by Nasdaq rules and members of the audit committee must also satisfy a separate U.S. Securities and Exchange Commission (SEC) independence requirement.

The board has determined that all members of the audit, compensation and corporate governance committees are independent under the Nasdaq rules. In addition, the board has determined that Messrs. Heintzelman, Ousley and Pellow meet the additional independence standards for audit committee members.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James E. Ousley and James P. Pellow. The board has determined that Mr. Pellow is an “audit committee financial expert” as defined by the SEC rules and regulations.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The audit committee held eleven meetings during 2006. The committee’s report begins on page 41.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, James E. Ousley and Patrick J. Welsh. The compensation committee is responsible for determining the salaries and incentive compensation of our management and key employees and administering our Incentive Compensation Plans. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The compensation committee held thirteen meetings during 2006. The committee’s report begins on page 15.

Corporate Governance Committee.    Our corporate governance committee consists of John D. Clark, Clyde A. Heintzelman and James P. Pellow. The corporate governance committee is responsible for identifying director nominees for the board and the development and review of our Corporate Governance Guidelines. The committee also oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the board committees. This committee was formed at the end of 2006 and did not hold any meetings during 2006.

As stated in the our Corporate Governance Guidelines, when selecting directors for nomination, the board and the corporate governance committee will review and consider many factors, including experience, in the context of the board’s needs, diversity, skills and independence. In identifying director nominees, the corporate governance committee reviews candidates suggested by directors and management. Because our company was a “controlled company,” as defined in the rules of Nasdaq until 2007, the corporate governance committee and board have not developed a formal policy with regard to the consideration of any director candidates recommended by SAVVIS stockholders. The board is considering whether or not such a policy should be adopted by our company now that we are no longer a controlled company.

Despite not having a formal policy, the corporate governance committee will consider stockholder recommendations; provided that the recommendation contains sufficient information for the corporate governance committee to assess the suitability of the candidate, including the candidate’s qualifications. The general qualifications and specific qualities and skills for directors are set forth in our Corporate Governance Guidelines. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. Stockholders who wish to recommend candidates for the board should send such recommendations to SAVVIS, Inc., Corporate Secretary, 1 SAVVIS Parkway, Town & Country, Missouri 63017. The corporate governance committee has full discretion in considering its nominations to the board.

Communications with Board of Directors

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. This information is also contained on our website at www.savvis.net.

Director Compensation

The following table provides compensation information for 2006 for each member of our board of directors, who was not an employee of our company and who was not affiliated with one of our principal stockholders in 2006.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Clyde A. Heintzelman	$69,500	$36,154	$1,379	—	—	—	$107,033
James E. Ousley	115,417	36,154	14,790	—	—	—	166,361
James P. Pellow	60,083	36,154	1,379	—	—	—	97,616

(1)	John D. Clark, Thomas E. McInerney and Patrick J. Welsh are affiliated with WCAS, a principal stockholder of our company, and as such, do not receive any fees for their services as directors.

(2)	For 2006, each of our non-employee and non-affiliated directors received the following: $15,000 annual retainer; $2,000 for each board of directors meeting attended in person; $1,500 for each board of directors meeting attended by telephone; and $1,000 for each committee meeting attended in person or by telephone. In addition, we paid Mr. Ousley the following fees after he was appointed Chairman of the Board in May 2006: $20,417 annual retainer (pro-rated for the amount of time he held the position); $3,000 for each board of directors meeting attended in person; and $2,500 for each board of directors meeting attended by telephone. Finally, each board of directors’ committee chair received the following annual retainer: $5,000 to the audit committee chair and $2,083 to the corporate governance committee chair (pro-rated for the amount of time he held the position).

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). For additional information, refer to Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. At fiscal year end, each non-employee non-affiliated director held outstanding awards of restricted stock with a grant date fair value of $142,000 (5,555 shares).

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to Mr. Ousley in 2006 as well as grants made to each non-employee and non-affiliated director in prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Clyde A. Heintzelman 10,000; James E. Ousley 14,000; and James P. Pellow 9,000.

Schedule of Director Fees

On December 20, 2006, the compensation committee completed a review of compensation for non-employee non-affiliated directors. The review included an analysis of peer companies. Based on the analysis, and the increased responsibility and time commitment associated with board and committee service (particularly for the Chairman of the Board), the compensation committee revised the compensation of non-employee non-affiliated directors as follows, effective January 1, 2007.

Fee	Director Fees Effective January 1, 2007	Director Fees in Effect Prior to January 1, 2007
Annual Retainer
Board Retainer	$15,000	$15,000
Board Chairman	85,000	35,000
Audit Committee Chair	15,000	5,000
Governance Committee Chair	7,500	5,000
Compensation Committee Chair	7,500	5,000
Board Meeting Fees
Board Chairman (attendance in person)	3,000	3,000
Board Chairman (attendance by telephone)	2,500	2,500
Board Members (attendance in person)	2,000	2,000
Board Members (attendance by telephone)	1,500	1,500
Committee Meeting Fees
Committee members (attendance in person or by telephone)	1,000	1,000

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Objectives of our Compensation Program

The fundamental objectives of our executive compensation policies are to ensure that executives are compensated in a way that advances both the short- and long-term interests of our stockholders while also ensuring that our company is able to attract and retain executive management talent. We approach this objective through three key components:

•	a cash-based salary component, reviewed annually by our compensation committee based on the individual performance of the executive and a review of market conditions;

•	an annual cash bonus payable upon the achievement of corporate financial performance objectives and the individual performance of the executive; and

•

a long-term equity component that provides for periodic grants of long-term stock-based compensation, such as stock options and restricted stock units, which may be subject to performance-based or time-based vesting requirements.

Setting Executive Compensation

During 2006, our compensation committee relied on compensation data of other information technology companies compiled from publicly available information, third party industry compensation surveys and their experience to establish cash and equity compensation for our executive officers. We believe that the practices of the group of companies examined provide us with appropriate compensation benchmarks, because these companies are of relevant size, have similar organizational structures and tend to compete with us for executives and other employees.

The compensation committee does not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our compensation committee reviews market data to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of our company or the individual, depending on the type of award, compared to established goals.

Role of Executive Officers in Determining Compensation

Our compensation committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. Our chief executive officer and other members of our senior management may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items. Neither our chief executive officer nor any other member of management votes on items before the compensation committee. However, our compensation committee solicits the views of the chief executive officer on compensation matters, especially as they relate to the compensation of the other named executive officers and members of senior management reporting to the chief executive officer. The compensation committee also works with our senior management to determine the agenda for each meeting, and our human resources department, with the assistance of our legal department, prepares the meeting materials.

Compensation Components

Our compensation program currently consists primarily of base salary, annual performance based cash bonuses, and long-term incentives. In addition, some of our named executive officers also receive certain perquisites and we also provide for general severance and change-in-control protections for certain members of senior management, including each of the named executive officers.

Base Salary

We determine base salaries for our executives based on job responsibilities and their prior relevant background, and experience, taking into account competitive market data. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Our compensation committee reviews base salaries annually and will increase salaries for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes, we may realign base salaries with market levels for similar positions as represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope of an executive’s role or responsibilities with our company.

During 2006, the base salaries of Messrs. Koen and Crane, who both joined us in March 2006, were negotiated based on the committee’s analysis of compensation data for similar positions, based upon information provided by the third party recruiting firm retained by the compensation committee to recruit Messrs. Koen and Crane and based upon the market demand for the executives at the time they were hired. In May 2006, Mr. Crane was appointed as President of our company and we increased his salary due to the assumption of additional responsibilities. Mr. Von Deylen also received an increase in his base salary due to increased responsibilities that he accepted during 2006, and Mr. Caulfield received an increase due to his promotion to Senior Vice President—Operations.

Annual Bonuses

Our compensation program includes eligibility for annual performance-based cash bonuses under our Annual Incentive Plan. Annual performance-based cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. When establishing the performance targets, our compensation committee reviews and discusses with both senior management and the full board of directors our business plan and its key underlying assumptions and then establishes the performance targets for the year.

In 2006, our compensation committee established performance goals for 2006 bonuses based upon our company achieving certain specified levels of Adjusted EBITDA, as defined in the plan. The targeted Adjusted EBITDA was $115.0 million in 2006, before performance bonus expense. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. The formula determines the percentage of the bonus to be paid, based on a percentage of goal achievement. Awards of up to 150% of target could be paid if our performance exceeds targets and no awards would be paid if our performance does not meet a minimum. One hundred percent of the bonus determination for executives is based upon performance against these goals.

All executives are eligible for annual performance-based cash bonuses in amounts ranging from 40% to 75% of their base salaries. In its discretion, the compensation committee may, however, award bonus payments to executives above or below the amounts specified based upon an executive’s individual performance and contribution to our company. As part of the compensation committee’s annual review of executive compensation, the compensation committee also reviews the percentage bonus target for each executive. During 2006, the compensation committee did not make any adjustments to the annual performance based cash bonus targets for any of our named executive officers based on their analysis of competitive market information.

Long-Term Equity Incentives

Stock Options

We believe that equity ownership in our company is important to provide our executive officers with long-term incentives to build value for our stockholders. Executive officers are initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants are generally awarded at the end of the month in which the executive was hired and are awarded at the public market closing price of our company’s common stock on the business day immediately prior to the date of the grant. Options generally vest equally over four years. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time. Historically, we have granted additional options to executives annually in order to retain our executives and reduce the impact from the dilution caused by the accretion of our Series A Convertible Preferred Stock (Series A Preferred Stock). These grants generally occurred in the middle of the year following the annual stockholders meeting. In 2006, we exchanged all of our shares of Series A Preferred Stock for shares of our common stock. After the closing of the exchange, our compensation committee re-evaluated the historical practice of annually granting stock options to executives.

As part of this re-evaluation, the compensation committee reviewed the total number of options that had been granted in the past and the total number of unvested options that were currently held by executives. The compensation committee concluded after its review that many executives and certain key employees no longer held a substantial amount of unvested stock options and that our company may be unable to continue to retain these executives without a new grant of options. Based on this review, in July 2006, the compensation committee granted awards of stock options to all of our executives other than Messrs. Koen and Crane. The vesting for this grant provides that the options will vest over four years with half of the stock options vesting on the second anniversary of the grant date and the remaining options vesting in equal monthly installments over the last two years. The compensation committee extended the initial vesting until the second anniversary of the grant date for retention purposes. Messrs. Koen and Crane, who both joined us in March 2006, did not receive a grant in July 2006 because they were both granted stock options at the time they were hired. The value of Messrs. Koen’s and Crane’s options was based upon the market demand for these executives at the time they were hired. In addition, in May 2006, Mr. Crane was appointed as President and the compensation committee awarded him an additional option grant due to his increased responsibilities. Our compensation committee also granted Mr. Caulfield an additional option grant in 2006 when he was promoted to Senior Vice President—Operations.

We expect that our compensation committee will continue to assess the marketplace and determine the necessity for equity grants. We would expect the compensation committee to provide new executives with initial option grants in 2007 to provide these new employees with long-term compensation incentives and that our compensation committee will continue to grant options in 2007 to provide additional incentives for current executives, if necessary, in order to retain the executive.

Restricted Stock Units & Restricted Preferred Units

In 2005, our compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own objectives of further enhancing the link between employee performance and the creation of stockholder value and reducing the impact from the dilution caused by the Series A Preferred Stock. The revised approach included awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to executive officers.

Under this approach, our compensation committee granted restricted stock units to executive officers under the 2003 Incentive Compensation Plan in 2005. The size of each award reflected the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depends upon continued employment with our company and the achievement of certain specified levels of Adjusted EBITDA (as defined in the plan) over a four year period.

In March 2006, our compensation committee also awarded Messrs. Koen and Crane restricted stock units and restricted preferred units at the time they were hired. The restricted stock units were awarded with the same vesting terms as those previously awarded to other executives in 2005 and the value was based upon the market demand for these executives at the time they were hired. Our compensation committee also considered when awarding these restricted stock units that it was important to include performance requirements for the vesting of some of the long-term incentive grants made to Messrs. Koen and Crane. The restricted preferred units on the other hand were intended to give Messrs. Koen and Crane the economic equivalent of owning shares of our Series A Preferred Stock that were issued in March 2002 for so long as the Series A Preferred Stock remained outstanding. The award of the restricted preferred units was to reduce the impact from the dilution caused by the accretion of our Series A Preferred Stock. Accordingly, Messrs. Koen and Crane received the benefits of the Series A Preferred Stock accretion until we finalized the exchange of our Series A Preferred Stock for common stock in June 2006. The restricted preferred units vest equally over four years from the date of grant.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including medical insurance, life and disability insurance, dental insurance, and a 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 60% of his or her salary (not to exceed the annual statutory limit of $15,000). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 8% of the participant’s annual compensation.

During 2006, we reimbursed $10,000 of legal fees and expenses incurred by Mr. Koen in connection with the negotiation of his employment agreement and we reimbursed him for the housing and other expenses he incurred in connection with his relocation to St. Louis, Missouri. Additionally, we provide one of our named executive officers, Mr. Warley, with an automobile allowance. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment

Termination Based Compensation

Severance

Upon an involuntary termination of employment, most executive officers are entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the compensation committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Severance for termination without cause or for good reason for executive officers, other than our Chief Executive Officer, President and Chief Financial Officer, is generally twelve months of base salary, a prorated annual bonus for the year in which the termination occurs at the discretion of our compensation committee and twelve months of medical coverage. The employment agreements for our Chief Executive Officer, President and Chief Financial Officer provide for the payment of base salary for eighteen months, a prorated annual bonus for the year in which the termination occurs and eighteen months of medical coverage if employment is terminated without cause or for good reason. In general, the amount of the base salary received following termination of employment is equal to the length of the executive’s agreement not to compete and not to solicit employees and customers of our company.

Change in Control

Upon a change in control of our company, most executive officers are entitled under certain circumstances to the severance payments described above and accelerated vesting of equity awards. These change in control provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, our compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, our compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Nonqualified Deferred Compensation

We have structured our compensation program to comply with Internal Revenue Code Section 409A. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement No. 123(R) (Share-Based Payment) (SFAS 123(R)). Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123(R) under the fair value method and expense those amounts in the income statement over the stock options remaining vesting period. In 2005, our compensation committee accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to our employees with exercise prices equal to or greater than $11.25 per share, including approximately 400,000 options held by executive officers. The closing price of our common stock on the date our compensation committee accelerated the vesting of these “out-of-the-money” stock options was $10.20 per share. Acceleration of vesting allowed us to avoid recognizing compensation expense associated with these options in future periods in our consolidated statements of operations upon adoption of SFAS 123(R).

Stock Ownership Requirements

We do not require that our executive officers maintain a minimum level of ownership of our common stock.

Compensation Committee Report on Executive Compensation for 2006

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in our 2007 proxy statement.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

James E. Ousley

Compensation Committee Interlocks and Insider Participation

Messrs. McInerney and Welsh are general partners of WCAS VIII and affiliated entities. See “Certain Relationships and Related Transactions—Transactions with WCAS” beginning on page 32.

No member of our board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our board’s compensation committee.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2006. The named executive officers are our Chief Executive Officer, former Acting Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Philip J. Koen(5)	2006	$379,640	$—	$4,939,411	$144,941	$400,781	$—	$53,369	$5,918,142
Chief Executive Officer

John M. Finlayson(6)	2006	228,470	232,615	900,000	696,319	—	—	934,742	2,992,146
Former Acting Chief Executive Officer, President and Chief Operating Officer

Jonathan C. Crane(5)	2006	310,417	—	1,850,509	616,193	229,688	—	—	3,006,807
President

Jeffrey H. Von Deylen	2006	345,000	—	514,286	676,222	297,000	—	7,500	1,840,008
Chief Financial Officer

Timothy E. Caulfield	2006	300,000	—	192,857	196,728	209,375	—	7,500	906,460
Senior Vice President— Operations

Richard S. Warley(7)	2006	355,320	—	257,143	292,343	300,424	—	41,526	1,246,756
Senior Vice President, Managing Director— International

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of RSUs and RPUs granted in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs and RPUs, fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 16 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to Note 16 of our consolidated financial statements in our Form 10-K for the respective year-end. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	The amounts represent cash awards made under our Annual Incentive Plan (AIP).

(4)	The amounts for Mr. Koen consist of company matching contributions made under our 401(k) plan of $989; reimbursement of legal fees in connection with the negotiation of his employment agreement of $10,000; and the payment of housing expenses in connection with his relocation to St. Louis, Missouri of $42,380. This column also represents payment of matching contributions made under our 401(k) plan of $7,500 for each of Messrs. Finlayson, Von Deylen and Caulfield and contributions made under our U.K. defined contribution plan of $30,501 and $11,025 car allowance for Mr. Warley. In addition, this includes $4,723 paid by us for life insurance and medical and dental continuation coverage for Mr. Finlayson after his resignation, and the present value of future cash severance payments that we accrued of $922,519.

(5)	Mr. Koen’s employment with our company commenced on March 13, 2006, and Mr. Crane’s employment commenced on March 29, 2006.

(6)

Mr. Finlayson resigned his employment with our company effective June 30, 2006. As a result, Mr. Finlayson forfeited 133,334 restricted stock units, and we paid him an amount equal to the maximum bonus payable to him for 2006, prorated to the date of his resignation. The compensation committee awarded Mr. Finlayson the bonus, because as of his resignation date, we were likely to meet the 2006 performance targets established under the AIP. In addition, pursuant to the terms of his employment agreement, we agreed to pay him severance equal to 24 months of his salary and other benefits upon his resignation. These payments were deferred until January 1, 2007. For additional information, see “Potential Payments Upon Termination or Change in Control—Individual Agreements—John M. Finlayson” on page 22.

(7)	Mr. Warley’s cash compensation and other personal benefits are paid to Mr. Warley in U.K. pounds sterling. To provide comparability, we have converted such amounts to U.S. dollars.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2006

The following table provides information on stock options, restricted stock units and restricted preferred units granted in 2006 to each of our named executive officers. There can be no assurance that the grant date fair value of stock and option awards will ever by realized. The amount of these awards that were expensed is shown in the Summary Compensation Table on page 17.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name and Principal Position	Grant Date	Approval Date	Target	Maximum	Target	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Closing Price on Grant Date(5)	Grant Date Fair Value of Stock and Option Awards(6)
Philip J. Koen(7)			$267,188	$400,781
Chief Executive Officer	3/13/2006	3/10/2006			266,666					$4,040,000
	3/13/2006	3/10/2006					66,666	$15.15	$15.90	722,726
	5/8/2006	5/8/2006				971,655				22,908,321

John M. Finlayson(8)	—		—	—	—	—	—	—	—	—
Former Acting Chief Executive Officer, President and Chief Operating Officer

Jonathan C. Crane(9)			153,125	229,688
President	3/29/2006	3/10/2006			80,000					1,500,000
	3/29/2006	3/10/2006					20,000	18.75	18.75	248,370
	5/8/2006	5/8/2006				291,422				6,870,740
	5/26/2006	5/26/2006			53,333					1,552,000
	5/26/2006	5/26/2006					200,000	28.35	29.10	3,796,620

Jeffrey H. Von Deylen			198,000	297,000
Chief Financial Officer	7/6/2006	7/6/2006					275,000	30.01	29.98	5,278,928

Timothy E. Caulfield			139,583	209,375
Senior Vice President—	7/6/2006	7/6/2006					75,000	30.01	29.98	1,439,708
Operations	11/1/2006	11/1/2006					25,000	31.09	30.27	510,690

Richard S. Warley			200,283	300,424
Senior Vice President,	7/6/2006	7/6/2006					125,000	30.01	29.98	2,399,513
Managing Director— International

(1)

Amounts represent target awards under the Annual Incentive Plan (AIP), which equal an average of a specified percentage of base salary as in effect on June 30 and December 31 of the year before payment is made and which are pro-rated for the amount of time the executive is employed by our company in the year before payment is made. The AIP does not have a threshold amount. AIP awards of up to 150% of target could be paid if company performance exceeds targets and no awards would be paid if company performance is not met. The actual amount of the AIP awards made in 2006 was paid in the amount shown in column Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 17. Mr. Finlayson is no longer employed with our company, and therefore, does not have AIP awards.

(2)	Amounts represent the number of restricted stock units granted in 2006. Restricted stock units represent the right to receive shares of our common stock. The units vest over a four year period in an amount depending on performance criteria and are settled in shares of our common stock. The actual number of shares for the 2006 grant that vest depend on our company meeting certain Adjusted EBITDA targets established by the compensation committee. If the targets are met in each year, then one-third of shares underlying the restricted stock units will vest. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares will vest in March 2009; provided that the executive is still employed with our company. If an executive’s employment is terminated, the executive forfeits any unvested units immediately. The targets for 2006 were met and on March 1, 2007, one third of the restricted stock units vested.

(3)	Amounts represent the number of restricted preferred units that were awarded to Messrs. Koen and Crane with the intent to give them the economic equivalent of owning shares of our company’s Series A Convertible Preferred Stock (Series A Preferred) that were issued in March 2002 for so long as the Series A Preferred remain outstanding. On June 30, 2006, we exchanged all of our shares of Series A Preferred for shares of common stock, and on this date, all of the restricted preferred units were converted into the right to receive shares of common stock. The restricted preferred units vest over four years and have a settlement price of $8.37 per share of common stock. If an executive’s employment is terminated, the executive forfeits any unvested units immediately.

(4)	Options allow the grantee to purchase a share of common stock of SAVVIS for the fair market value of a share of common stock on the grant date. Options generally become exercisable in four equal annual installments commencing on the first anniversary of the grant date. Option grants made to certain executives on July 6, 2006, vest over four years and 50% are exercisable on the second anniversary of the grant date and the remaining vest in equal monthly installments over the last two years. If a grantee’s employment is terminated, options that are then vested expire within three months of termination and unvested options expire immediately.

(5)	The exercise price of all options granted in 2006 is the closing price of the stock on the Nasdaq Global Market the date immediately preceding the date of the grant. Accordingly, the exercise price of the stock options as reported in the table may be more or less than the closing price of our common stock on the grant date as reported under the last column in the table.

(6)	Represents aggregate grant date value computed in accordance with SFAS 123(R). The assumptions used to determine such value are described in Note 16 to the consolidated financial statements in our Form 10-K for the year ended December 31, 2006.

(7)	The board of directors approved Mr. Koen’s awards at its meeting held prior to an employment offer being extended to Mr. Koen to commence employment as of March 13, 2006. Subsequently, the restricted stock units and the option awards were granted on the date on which Mr. Koen commenced employment with our company and the restricted preferred units were granted following stockholder approval of an increase of shares available under our Amended & Restated 2003 Incentive Compensation Plan.

(8)	Due to his resignation from our company in May 2006, Mr. Finlayson did not receive any payouts under the AIP and did not receive any equity awards in 2006. Mr. Finlayson received severance, a bonus payment pro-rated to the date of his resignation and other payments pursuant to his employment agreement in 2006 as described in the “Summary Compensation Table” above.

(9)	The board of directors approved Mr. Crane’s awards at its meeting held prior to an employment offer being extended to Mr. Crane to commence employment as of March 29, 2006. Subsequently, the restricted stock unit and option awards were granted on the date on which Mr. Crane commenced employment with our company and the restricted preferred units were granted following stockholder approval of an increase of shares available under our Amended & Restated 2003 Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options, restricted stock units and restricted preferred stock units by our named executive officers outstanding as of December 31, 2006. The market value of stock awards is based on the closing price of our stock on December 31, 2006, which was $35.71.

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(1)	Market value of Shares of Stock or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Philip J. Koen		66,666	(3)		$15.15	3/13/2016	971,655	$34,697,800		$—
Chief Executive Officer									266,666	9,522,643

John M. Finlayson(4)	137,415				11.25	3/6/2012			66,666	2,380,643
Former Acting Chief Executive Officer, President and Chief Operating Officer	18,944 53,333 134,887				5.85 15.15 11.25	6/25/2013 8/16/2014 2/22/2015

Jonathan C. Crane		20,000	(5)		18.75	3/29/2016	291,422	10,406,680
President		200,000	(6)		28.35	5/26/2016			80,000	2,856,800
									53,333	1,904,521

Jeffrey H. Von Deylen	16,666				22.35	1/2/2013			133,333	4,761,321
Chief Financial Officer	1,109 43,333	12,500	(7)		6.00 15.15	1/2/2013 8/16/2014
		275,000	(8)		30.01	7/6/2016

Timothy E. Caulfield	40,271				15.15	8/16/2014			50,000	1,785,500
Senior Vice President— Operations		75,000 25,000	(8) (9)		30.01 31.09	7/6/2016 11/1/2016

Richard S. Warley	15,000				134.10	9/1/2010			66,666	2,380,643
Senior Vice President, Managing Director— International		125,000	(8)		30.01	7/6/2016

(1)	Amounts represent the restricted preferred units that convert into common stock and which vest in four equal annual installments commencing on the first anniversary of the grant date and which have a settlement price of $8.37 per share of common stock.

(2)	Amounts represent the restricted stock units that convert into common stock and which vest if our company meets certain Adjusted EBITDA targets established by the compensation committee. If the targets are met in each of the first three years, then one-third of shares underlying the restricted stock units will vest. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares will vest in March 2009; provided that the executive is still employed with our company.

(3)	Mr. Koen’s options vest in four equal annual installments on the anniversary of the grant date commencing on March 13, 2007.

(4)	All of Mr. Finlayson’s stock options were not exercisable until after December 31, 2006 in accordance with the terms of his employment agreement, as described under “Potential Payments Upon Termination or Change in Control—Individual Agreements—John M. Finlayson” in this Proxy Statement.

(5)	The options vest in four equal annual installments on the anniversary of the grant date commencing on March 29, 2007.

(6)	The options vest in four equal annual installments on the anniversary of the grant date commencing on May 26, 2007.

(7)	The options vested on January 27, 2007.

(8)	The option grants made to certain executives on July 6, 2006 vest over four years with 50% exercisable on the second anniversary of the grant date and the remaining vesting in equal monthly installments over the last two years.

(9)	The options vest in four equal annual installments on the anniversary of the grant date commencing on November 1, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides information on stock option exercises for the named executive officers during 2006. No restricted stock units or restricted preferred units vested during 2006. The value realized upon exercise of stock options is the difference between the market price of our common stock at the time of exercise and the option exercise price.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise
Philip J. Koen	—	—	—	—
John M. Finlayson	—	—	—	—
Jonathan C. Crane	—	—	—	—
Jeffrey H. Von Deylen	29,725	$714,609	—	—
Timothy E. Caulfield	3,062	44,228	—	—
Richard S. Warley	76,060	1,267,397	—	—

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated pursuant to individual agreements, or in connection with a change in control.

Individual Agreements

Philip J. Koen.    We entered into an employment agreement with Mr. Koen effective March 13, 2006, and subsequently amended it on August 31, 2006. The agreement, as amended, has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement, unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Koen will serve as Chief Executive Officer of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our board of directors.

During the term, Mr. Koen will be paid an annual base salary of $475,000. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Koen will also be eligible to receive an annual cash bonus based upon performance targets established by the compensation committee. His annual target bonus is 75% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Koen’s employment may be terminated by us for cause or by Mr. Koen for good reason. If Mr. Koen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Koen will be subject to a non-compete and non-solicitation.

Mr. Koen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Koen no longer has the same job title, role or responsibilities or is not a member of our board, all equity-based awards granted to Mr. Koen will become fully vested and exercisable six months following the change in control, or if Mr. Koen is terminated without cause following a change in control, all equity-based awards granted to Mr. Koen will become fully vested and exercisable immediately following such termination.

On March 13, 2006, pursuant to his employment agreement, we granted Mr. Koen an option to purchase 66,666 shares of common stock with a per share exercise price of $15.15. The stock option has a term of 10 years and vests in four equal annual installments commencing on March 13, 2007, subject to Mr. Koen’s continued employment with us through each such date. On March 13, 2006, we also granted Mr. Koen 266,666 restricted stock units based on shares of our common stock, which will vest over four years provided that we meet certain performance criteria and subject to Mr. Koen’s continued employment with us through such date. In addition, on May 8, 2006, we granted Mr. Koen 971,655 restricted preferred units based on shares of our common stock. Mr. Koen will receive one-fourth of the restricted preferred units (less a settlement cost of $8.37 per share) commencing on March 13, 2007 and on each anniversary of such date, subject to Mr. Koen’s continued employment with us through such date.

John M. Finlayson.    Effective June 30, 2006, Mr. Finlayson resigned his employment with our company for good reason under his employment agreement with us. Pursuant to the terms of his employment agreement, Mr. Finlayson will receive his annual base salary of $450,000 for 24 months following the effective date of his resignation, continued medical and life insurance coverage for 24 months following the effective date of his resignation, and executive level outplacement services for up to 12 months of up to $10,000. The total cost to our company of paying for continued medical and life coverage is approximately $17,400. In addition, Mr. Finlayson received continued vesting of 66,666 restricted stock units, which units vested on March 1, 2007, and on such date, had a fair market value of $2,838,638 based on a $42.58 per share price. He also had the right to exercise all of his vested stock options for one year beginning after December 31, 2006. Mr. Finlayson has agreed to non-solicitation provisions that extend through the second anniversary of termination of employment.

Jonathan C. Crane.    We entered into an employment agreement with Mr. Crane effective March 29, 2006, and subsequently amended it on May 31, 2006 and August 31, 2006. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Crane will serve as President of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer.

During the term, Mr. Crane will be paid an annual base salary of $425,000. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Crane will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus is 50% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Crane’s employment may be terminated by us for cause or by Mr. Crane for good reason. If Mr. Crane is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Crane will be subject to a non-compete and non-solicitation.

Mr. Crane receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Crane no longer has the same job title, role or responsibilities or is not a member of our board, all equity-based awards granted to Mr. Crane will become fully vested and exercisable six months following the change in control, or if Mr. Crane is terminated without cause following a change in control, all equity-based awards granted to Mr. Crane will become fully vested and exercisable immediately following such termination.

On March 29, 2006, pursuant to his employment agreement, we granted Mr. Crane an option to purchase 20,000 shares of common stock with a per share exercise price of $18.75, and on May 26, 2006, when Mr. Crane was appointed President, we granted him an option to purchase 200,000 shares of common stock with a per share exercise price of $28.35. The stock options have a term of 10 years and vest in four equal annual installments commencing on the first anniversary of the grant date, subject to Mr. Crane’s continued employment with us through each such date. We also granted Mr. Crane 80,000 restricted stock units based on shares of our common stock on March 29, 2006 and an additional 53,333 restricted stock units on May 26, 2006, all of which vest over four years provided that we meet certain performance criteria and subject to Mr. Crane’s continued employment with us through such date. In addition, on May 8, 2006, we granted Mr. Crane 291,422 restricted preferred units based on shares of our common stock. Mr. Crane will receive one-fourth of the restricted preferred units (less a settlement cost of $8.37 per share) commencing on March 29, 2007 and on each anniversary of such date, subject to Mr. Crane’s continued employment with us through such date.

Jeffrey H. Von Deylen.    We entered into an employment agreement with Mr. Von Deylen effective October 1, 2006. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Von Deylen will serve as Chief Financial Officer of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer.

During the term, Mr. Von Deylen will be paid an annual base salary of $345,000. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Von Deylen will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus is 60% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Von Deylen’s employment may be terminated by us for cause or by Mr. Von Deylen for good reason. If Mr. Von Deylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Von Deylen will be subject to a non-compete and non-solicitation.

Mr. Von Deylen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable six months following the change in control, or if Mr. Von Deylen is terminated without cause following a change in control, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable immediately following such termination.

Timothy E. Caulfield.    We entered into an employment agreement with Mr. Caulfield effective March 5, 2004 pursuant to which he became our Managing Director, Worldwide Consulting & Hosting. In November 2006, we promoted Mr. Caulfield to Senior Vice President—Operations, which reports directly to our Chief Executive Officer. The agreement had an initial term of one year and the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term.

During the term, Mr. Caulfield will be paid an annual base salary of $300,000, subject to annual review by the compensation committee, which will typically occur at the same time the compensation committee reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Caulfield will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His current annual target bonus set by the compensation committee is 50% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Caulfield’s employment may be terminated by us for cause or by Mr. Caulfield for good reason. If Mr. Caulfield is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for twelve months (payable in a lump sum or over twenty-months at our discretion), his target bonus for the year of termination, prorated to the date of termination, a lump sum payment equal to the estimated cost of continued medical and dental coverage for eighteen months and up to twelve months of executive level outplacement services. While employed by us and for a period of twelve months in certain circumstances following termination of his employment, Mr. Caulfield will be subject to a non-compete and non-solicitation.

If Mr. Caulfield is terminated without cause or terminates his employment for good reason in connection with a change in control, then Mr. Caulfield is entitled to receive his twelve months of annual base salary in a lump sum cash payment. Mr. Caulfield’s employment agreement does not provide for any other benefits to be paid in connection with a change in control. The terms of our standard option agreements provide that if there is no provision made for the rollover of existing options into a potential acquiror’s plan, then in the event of a change in control, the board of directors may choose to vest all stock options held by employees, including Mr. Caulfield’s options, or may choose to pay all holders, including Mr. Caulfield, the value of such options. On August 29, 2005, Mr. Caulfield was awarded 50,000 restricted stock units based on shares of our common stock, which will vest over four years if we meet certain performance criteria and subject to Mr. Caulfield’s continued employment with us through such date. The stock unit agreement with Mr. Caulfield provides that all of the stock units will vest immediately if Mr. Caulfield is involuntarily terminated within 24 months following a change in control.

Richard S. Warley.    On August 7, 2000, we entered into an agreement with Mr. Warley pursuant to which he became our Executive Vice President of Corporate Development. In July 2006, we promoted Mr. Warley to his current position as Senior Vice President, Managing Director—International, reporting to our Chief Executive Officer.

Under this agreement, as amended, Mr. Warley is entitled to an annual base salary of approximately $355,000. His annual base salary is comprised of $275,000 of salary and a housing allowance of £31,200. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Mr. Warley is also entitled to an automobile allowance under this agreement. He is also entitled to benefits similar to those benefits that we provide to our employees located in Europe.

In the event we terminate Mr. Warley’s employment without cause, Mr. Warley will be entitled to receive his then current base salary for a period of one year and an amount equal to twelve months of his current housing allowance in a lump sum. Mr. Warley will receive a similar payment if he were to resign as a result of a reduction in his compensation, position or responsibilities with us. In the event of Mr. Warley’s death or permanent disability, he or his family will receive the equivalent of one year’s base salary and continuation of benefits for one year.

On August 29, 2005, Mr. Warley was awarded 66,666 restricted stock units based on shares of our common stock, which will vest over four years if we meet certain performance criteria and subject to Mr. Warley’s continued employment with us through such date. The stock unit agreement with Mr. Warley provides that all of the stock units will vest immediately if Mr. Warley is involuntarily terminated within 24 months following a change in control.

Termination and Change in Control Table for 2006

The tables below outline the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means termination by the executive due to the removal of the executive, without his consent, from his current position with our company (or a successor corporation) (or as a member of our board in the case of Messrs. Koen and Crane), a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; or our failure to pay the executive base salary and benefits in accordance with the terms of the agreement.

“Involuntary Termination—For Cause” means any conduct by the executive as an employee of our company that violates state or federal laws or our policies and standards of conduct; dishonesty by the executive in performance of his duties as an employee of the company, or willful misconduct by the executive that the executive knows (or should know) will materially injure the reputation of our company.

“Involuntary Termination—Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination for Change in Control” means following a change in control, the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Messrs. Koen and Crane) or the executive’s termination without cause following a change in control.

No named executive officer is entitled to a payment in connection with a Voluntary Termination or an Involuntary Termination—For Cause.

Philip J. Koen Chief Executive Officer		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$712,500	—	$712,500	$712,500
Bonus(3)	356,250	—	356,250	356,250
Stock Options (Unvested & Accelerated)(4)	—	—	—	1,370,653
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	9,522,643
Restricted Preferred Units (Unvested & Accelerated)(4)	—	—	—	26,568,157
Benefits
Medical & Dental Coverage(5)	18,742	—	18,742	18,742
280G Tax Gross-Up(6)	—	—	—	19,526,409

TOTAL	$1,087,492	—	$1,087,492	$58,075,354

Jonathan C. Crane President		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$637,500	—	$637,500	$637,500
Bonus(3)	212,500	—	212,500	212,500
Stock Options (Unvested & Accelerated)(4)	—	—	—	1,811,200
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	4,761,321
Restricted Preferred Units (Unvested & Accelerated)(4)	—	—	—	7,968,410
Benefits
Medical & Dental Coverage(5)	18,742	—	18,742	18,742
280G Tax Gross-Up(6)	—	—	—	7,001,560

TOTAL	$868,742	—	$868,742	$22,411,233

Jeffrey H. Von Deylen Chief Financial Officer		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$517,500	—	$517,500	$517,500
Bonus(3)	207,000	—	207,000	207,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	1,938,875
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	4,761,321
Benefits
Medical & Dental Coverage(5)	18,742	—	18,742	18,742
280G Tax Gross-Up(6)	—	—	—	1,458,523

TOTAL	$743,242	—	$743,242	$8,901,961

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Koen, current base salary is equal to $475,000 and annual incentive bonus target is equal to 75% of base salary, Mr. Crane, current base salary is equal to $425,000 and annual incentive bonus target is equal to 50% of base salary, and Mr. Von Deylen, current base salary is equal to $345,000 and annual incentive bonus target is equal to 60% of base salary.

(2)	Severance is equal to eighteen months of base salary.

(3)	Assumes that the effective date of termination is December 31, 2006, the pro-rata payment under the bonus plan is equal to one year and the bonus is paid at the target rate.

(4)	Assumes the effective date of termination is December 31, 2006 and the price per share of our stock on the date of termination is $35.71 per share.

(5)	Medical and Dental Coverage Continuation is calculated as 18 months.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Per the employment agreements with each individual, an additional “gross up payment” equal to the value of the excise tax imposed will be paid.

(7)	Following a change in control, Messrs. Koen, Crane and Von Deylen equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor, but not earlier than six months following the change in control, or (ii) the executive’s termination without cause.

Timothy E. Caulfield Senior Vice President—Operations		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(6)
Compensation
Severance(2)	$300,000	—	$300,000	$300,000
Bonus(3)	150,000	—	150,000	150,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	1,785,500
Benefits
Medical & Dental Coverage(5)	18,742	—	18,742	18,742
Executive Level Outplacement	10,000		10,000	10,000
280G Tax Gross-Up	—	—	—	—

TOTAL	$478,742	—	$478,742	$2,264,242

Richard S. Warley Senior Vice President, Managing Director—International		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(6)
Compensation
Severance(2)	$355,000	—	—	$355,000
Bonus(3)	—	—	—	—
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	2,380,643
Benefits	—
Medical & Dental Coverage(5)	—	—	—	—
280G Tax Gross-Up	—	—	—	—

TOTAL	$355,000	—	—	$2,735,643

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Caulfield, current base salary is equal to $300,000 and annual incentive bonus target is equal to 50% of base salary, and Mr. Warley, current base salary plus housing allowance is equal to $355,000 and annual incentive bonus target is equal to 55% of base salary.

(2)	Severance is equal to twelve months of base salary, and Mr. Warley’s severance includes his housing allowance for one year.

(3)	Assumes the effective date of termination is December 31, 2006, and that the pro-rata payment under the bonus plan is equal to one year.

(4)	Assumes the effective date of termination is December 31, 2006 and the price per share of our stock on the date of termination is $35.71 per share.

(5)	Medical and Dental Coverage Continuation is calculated as 18 months.

(6)	Assumes that the executive was involuntarily terminated-not for cause following a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our 1999 Stock Option Plan, our Amended and Restated 2003 Incentive Compensation Plan, and our employee stock purchase plan.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	8,114,084	(1)	$21.59	1,439,000	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	8,114,084	(1)	$21.59	1,439,000	(2)

(1)	Consists of 5,820,027 shares of common stock underlying outstanding options granted under our 1999 Stock Option Plan and our Amended and Restated 2003 Incentive Compensation Plan and 1,030,980 shares underlying outstanding restricted stock units and 1,263,077 shares underlying outstanding restricted preferred units granted under our Amended and Restated 2003 Incentive Compensation Plan.

(2)	Includes 400,000 shares of common stock available for issuance under our employee stock purchase plan which was approved by our stockholders in 2002, but which we have not yet implemented, and 1,039,000 shares of common stock available for issuance under our Amended and Restated 2003 Incentive Compensation Plan.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our voting stock as of March 20, 2007, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 20, 2007, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 52,592,865 shares of common stock outstanding as of the close of business on March 20, 2007.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe(1)	24,070,666	45.8%

Executive Officers and Directors
Philip J. Koen(2)	179,678	*
Jonathan C. Crane(3)	35,270	*
Jeffrey H. Von Deylen(4)	84,392	*
Timothy Caulfield(5)	44,056	*
Richard S. Warley(6)	28,111	*
John D. Clark(7)	24,018,649	45.7%
Clyde A. Heintzelman(8)	20,266	*
Thomas E. McInerney(9)	24,355,837	46.3%
James E. Ousley(10)	20,499	*
James P. Pellow(11)	21,266	*
Patrick J. Welsh(12)	24,444,707	46.4%
All Directors and Executive Officers as a Group(11)	25,217,278	47.8%

*	Less than one percent.

(1)	According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe (WCAS) on February 21, 2007, this consists of 24,016,804 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 53,862 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The sole general partner of WCAS VIII is WCAS VIII Associates, LLC. The individual managing members and principals of WCAS VIII Associates, LLC and WCAS Management include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(2)	Includes 16,667 shares of common stock subject to options that are currently exercisable within 60 days of March 20, 2007.

(3)	Includes 5,000 shares of common stock subject to options that are currently exercisable within 60 days of March 20, 2007.

(4)	Includes 73,608 shares of common stock subject to options that are currently exercisable within 60 days of March 20, 2007.

(5)	Includes 40,271 shares of common stock subject to options that are currently exercisable within 60 days of March 20, 2007.

(6)	Includes 15,000 shares of common stock subject to options that are currently exercisable within 60 days of March 20, 2007.

(7)	Includes 24,016,804 shares of common stock held by WCAS VIII, as described in note 1 above.

(8)	Includes 10,000 shares of common stock subject to options that are exercisable within 60 days of March 20, 2007. Also, includes 9,155 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.

(9)	Includes 24,070,666 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 20, 2007.

(10)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of March 20, 2007. Also includes 10,055 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.

(11)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of March 20, 2007. Also includes 9,155 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.

(12)	Includes 24,070,666 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 20, 2007.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2006 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its written charter, the audit committee is responsible for reviewing and approving all related party transactions, other than related party transactions that are approved by a committee of the board comprised of independent directors. Management presents to the audit committee for approval at the next regularly scheduled audit committee meeting any related party transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable. The audit committee will review and approve or disapprove such transactions.

Transactions with WCAS.    Three of our directors, Messrs. McInerney, Welsh and Clark are managing members or principals of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (WCAS). These entities collectively own approximately 46% of our outstanding voting stock as of March 20, 2007.

In March 2002 and September 2002, several investment entities and several individuals affiliated with WCAS purchased shares of our Series A Convertible Preferred Stock (Series A Preferred) pursuant to the terms of a securities purchase agreement, dated as of March 6, 2002. The Series A Preferred accrued dividends at the rate of 11.5% per annum and accrued dividends compounded quarterly. In connection with the issuance of the Series A Preferred, on March 6, 2002, we entered into an investor rights agreement with WCAS and affiliated entities and individuals, and various other investors. Under the investor rights agreement, we granted the WCAS entities and individuals, and the other investors customary registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred, including demand registration rights and piggy back registration rights.

On May 10, 2006, we entered into a Recapitalization and Exchange Agreement (Exchange Agreement) among us and the holders of our Series A Preferred, including WCAS and three of our board members, Messrs. Clark, McInerney and Welsh, and other individuals and entities affiliated with WCAS, pursuant to which all of the holders of our Series A Preferred agreed to exchange their shares of Series A Preferred stock for approximately 37.4 million shares of our common stock. In the exchange, the holders of the Series A Preferred received the equivalent of the dividends to be paid on the Series A Preferred through March 31, 2008. In addition, as part of the exchange, we amended the existing registration rights of the preferred stockholders to provide that the shares of common stock such holders received pursuant to the Exchange Agreement are entitled to the same demand and piggyback registration rights that the shares of common stock they would have received on conversion would be entitled to.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we sold and issued to WCAS and entities affiliated with WCAS $121.6 million aggregate principal amount of Series A subordinated notes (Series A Notes) and warrants to purchase shares of our Series B Convertible Preferred Stock (Series B Preferred) that were convertible into approximately 5.5 million shares of our common stock in conjunction with the financing of our acquisition of certain assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (together with certain of their subsidiaries, we refer to it as Cable & Wireless America). Interest on the Series A Notes accrued at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. Total principal and interest due to WCAS and three of our directors under the Series A Notes as of December 31, 2006 was $144,996,246 and $3,230,867, respectively. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 2.5 million shares of common stock to entities affiliated with WCAS upon conversion of the Series B Preferred. We granted WCAS VIII demand and piggy-back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. Mr. McInerney, his wife and a family limited partnership owned approximately 98% of Innovest Systems until these interests were transferred in June 2006 to a trust of which his children are the sole beneficiaries. In addition, Mr. McInerney, his wife and a family limited partnership are the sole owners of Investlink Technology LLC. Innovest Systems paid us approximately $370,000 for services that we performed during 2006 and Investlink Technology LLC paid us approximately $$690,000 for services that we performed during 2006.

Transactions with Moneyline.    On June 3, 2005, Moneyline Telerate Holdings (Moneyline) acquired 40,870 shares of our Series A Preferred from Reuters Holdings Switzerland S.A. (Reuters). Pursuant to the agreement between Moneyline and Reuters, Reuters assigned its rights under a side letter agreement dated May 16, 2001, between our company and Reuters. Under the side letter, Moneyline had the right, for so long as it held any of our notes or preferred stock or common stock comprising or convertible into at least 5% of our outstanding voting stock, among other things, to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Moneyline on a fully-diluted, as-converted basis, multiplied by the number of seats on the registrant’s board of directors (rounded down to the nearest whole number). In accordance with the terms of this letter, Moneyline nominated Mr. Walsh as a board member in 2005. Mr. Walsh is a partner at One Equity Partners LLC, which controls Moneyline. On May 10, 2006, MLT LLC, formerly Moneyline (MLT), entered into the Exchange Agreement with us and received the equivalent of the dividends to be paid on the Series A Preferred through March 31, 2008, in shares of our common stock. See above under “—Transactions with WCAS.” Mr. Walsh subsequently resigned from the board in January 2007, following MLT’s sale of all of its shares of our common stock that it received in the Exchange.

Transactions with the Constellation Entities.    On June 30, 2002, we issued 20,000 shares of our Series A Preferred to the Constellation Entities. We also issued warrants to purchase up to 666,667 shares of our common stock to the Constellation Entities. The warrants became exercisable as the Constellation Entities met certain performance criteria related to assisting us in securing new customers. The warrants had an exercise price of $11.25 per shares and expired in 2007. On February 9, 2004, the Constellation Entities exercised a portion such warrants pursuant to a “cashless exercise” and received 171,748 shares of our common stock, and on August 20, 2006, the Constellation Entities exercised the remaining warrants pursuant to a “cashless exercise” and received 243,073 shares of common stock. In connection with the issuance of the Series A Preferred and the warrants, the Constellation Entities became a party to the investor rights agreement described above wherein we granted to the Constellation Entities certain demand and piggyback registration rights, and the right to nominate a director to our board of directors so long as the Constellation Entities held at least 5% of our outstanding voting power. In 2002, Clifford Friedman was appointed to our board of directors as the Constellation Entities’ nominee, and in July 2006, Mr. Friedman resigned from our board of directors. Prior to Mr. Friedman’s resignation, on May 10, 2006, the Constellation Entities entered into the Exchange Agreement with us and received the equivalent of the dividends to be paid on the Series A Preferred through March 31, 2008, in shares of our common stock. See above under “—Transactions with Welsh, Carson.” In November 2006, the Constellation Entities subsequently sold all of their shares of our common stock that they received in the Exchange.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued to the Constellation Entities $10 million aggregate principal amount of Series A Notes in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrued at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. Total principal and interest due to the Constellation Entities under the Series A Notes as of December 31, 2006 was $14,854,307.

In July 2006, we sold assets related to our digital studio business to Constellation MediaXstream, Inc. (CMX) for $3 million. CMX is owned by Constellation Ventures.

Constellation Ventures owns approximately ten percent of Net Insight, a corporation that develops networking equipment, and Mr. Friedman, a former member of our board of directors, also is a member of Net Insight’s board of directors. In October 2006, we entered into an agreement with Net Insight to purchase approximately $450,000 of Net Insight’s equipment and professional services.

Transactions with Oak Hill Entities.    Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued $62.5 million aggregate principal amount of Series A Notes and warrants to purchase shares of our Series B Preferred that were convertible into approximately 2.0 million shares of our Series B Preferred to the Oak Hill Entities in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrues at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. Total principal and interest due to the Oak Hill Entities under the Series A Notes as of December 31, 2006 was $92,839,418. The warrants were exercised pursuant to a “cashless” exercise, and in January 2007, the Oak Hill Entities sold all of the shares of common stock issued upon the conversion of the Series B Preferred. We also granted the Oak Hill Special Opportunities Fund, L.P. the right to appoint an observer to our board meetings so long as the Oak Hill Entities hold Series A Notes in an amount equal to at least 33 1/3% of the Series A Notes purchased by them on February 10, 2004. We also agreed that, in the event we or any of our subsidiaries wishes to create, incur or assume any additional indebtedness for borrowed money (other than indebtedness incurred in connection with a refinancing or indebtedness in an aggregate principal amount equal to or less than $15,000,000) which is senior to or pari passu with the Series A Notes in right of repayment of principal upon a liquidation, insolvency proceeding or otherwise, we shall irrevocably offer each of the Oak Hill Entities the right to participate as a lender on the same terms as provided to such lenders in an amount of such new debt equal to that percentage of the principal amount of such new debt equal to the percentage of the aggregate principal amount of outstanding Series A Notes then held by such Oak Hill Entity. In connection with this right, we offered the Oak Hill Entities the right to participate in our Credit Agreement (Credit Agreement) with Wells Fargo Foothill, Inc., as arranger and administrative agent. The Credit Agreement provides for an $85.0 million senior secured revolving credit facility of which Oak Hill Entities are a lender for up to $20.0 million. During 2006, the largest aggregate principal amount outstanding under the facility was $58.0 million, and as of March 15, 2007, there are no outstanding principal amounts. Borrowings under the credit facility bear interest at a base LIBOR plus an additional 2.75% to 3.25%, determined by certain financial measures, with a minimum interest rate at all times of 5.25%. During 2006, we paid Oak Hill entities approximately $528,915 in interest. The facility will mature in December 2008.

Other Transactions.    Two of our executive officers and directors, Messrs. Philip J. Koen and Jonathan C. Crane, held restricted preferred stock units (RPUs) that entitled them to receive upon vesting of each RPU that number of shares of the common stock that a Series A Preferred holder would have been entitled to receive. As a result of the Exchange Agreement, the number of shares of common stock underlying their RPUs was adjusted to give them the same benefits they would have received had they held Series A Preferred and participated in the exchange of the Series A Preferred.

TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN

(Proposal 2)

The board of directors is proposing for stockholder approval an amendment to the Amended and Restated 2003 Incentive Compensation Plan, which we refer to as the Amendment and which is included as Annex A to this proxy statement. We use the Amended and Restated 2003 Incentive Compensation Plan (2003 Plan) as a means of attracting, retaining, motivating and rewarding directors, officers, other employees and consultants and further aligning their interests with those of our stockholders. As of March 23, 2007, there were fewer than 1,764,324 shares of common stock remaining available for grant under our 2003 Plan.

To remedy there being so few shares available for grant, the compensation committee of the board of directors undertook a review of the 2003 Plan. On February 22, 2007, the compensation committee adopted the Amendment to the 2003 Plan, subject to approval by the stockholders at the 2007 annual meeting. On March 1, 2007, the board of directors ratified the actions of the compensation committee and recommended that stockholders approve the Amendment to the 2003 Plan. The Amendment to the 2003 Plan would increase by 1,600,000 (up to 13,666,666) the aggregate number of shares of common stock that are available under the plan. No benefits have been granted under the 2003 Plan pending stockholder approval of the Amendment to the plan.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve Amendment to the 2003 Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the Amendment to the 2003 Plan.

The board of directors recommends a vote “FOR” the approval of the Amendment to the 2003 Plan.

General

Our board of directors believes that our growth depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in us. In accordance with this philosophy, on April 9, 2003, the board adopted and on June 25, 2003 the stockholders approved our 2003 Incentive Compensation Plan. The board of directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals and an increasing need as we require additional executive talent. In addition, the board of directors believes that option grants help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

By increasing the number of shares available under the 2003 Plan, the compensation committee will have the flexibility to grant awards that can be administered to carry out the purposes of the plan and enables the committee to keep pace with changing developments in management compensation and remain competitive with those companies that offer creative incentives to attract and retain officers, employees and consultants. As of March 23, 2007, options to purchase an aggregate of 4,787,502 shares of our common stock were outstanding under our 2003 Plan with a weighted average exercise price of $27.15 per share, options to purchase an aggregate of 3,234,639 shares of our common stock had been exercised, 28,365 shares of restricted stock had been granted and were outstanding, restricted stock units and restricted preferred units representing 1,620,826 shares of common stock were outstanding, and 1,764,324 shares of common stock were available for future grant under our 2003 Plan. As a result, our board determined that it was in the best interest of our company to increase the number of shares reserved for issuance under the 2003 Plan.

Because options under the 2003 Plan are granted at the discretion of the compensation committee, it is not possible for us to determine and disclose the amount of future options that may be granted to the named executive officers and the executive officers as a whole, if the Amendment to the 2003 Plan is approved. See “Executive Compensation—Outstanding Equity Awards At Fiscal Year-End and—Grants of Plan-Based Awards” for information regarding equity grants made to the Named Executive Officers.

Description of the Plan

The following summary of the 2003 Plan is qualified in its entirety by reference to the full text of the 2003 Plan, as proposed to be amended, which is attached to this proxy statement as Appendix A to Annex A.

Administration.    The 2003 Plan is administered by the compensation committee of the board of directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan.    The common stock issued or to be issued under the 2003 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Plan.

Eligibility.    Awards may be made under the 2003 Plan to employees, officers and directors of or consultants or advisors to the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any other individual whose participation in the plan is determined to be in the best interests of our company by the board of directors.

Amendment or Termination of the Plan.    The board of directors may terminate or amend the plan at any time and for any reason. The 2003 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the board of directors or required by the Internal Revenue Code or other applicable laws rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2003 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is generally granted at fair market value of our common stock on the date of grant, although nonqualified stock options may be granted with an exercise price less than fair market value. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the day before the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. However, executive officers and directors may not use the cashless exercise method unless they have obtained the express prior approval of the company.

Stock options granted under the 2003 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.    The compensation committee may also award:

•

restricted stock, which are shares of common stock subject to restrictions that may be granted for no consideration (other than par value of the shares which is deemed paid by services already rendered);

•

unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, cash compensation to be paid to participants;

•	stock units, which are common stock units subject to restrictions;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

•

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•

performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2003 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2003 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2003 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	revenue;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity;

•	total stockholder return; and

•	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index.

Under the Internal Revenue Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Plan to any person is 666,666 per year.

The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (holding period requirement). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Stock Units.    There are no immediate tax consequences of receiving an award of non-discounted stock units under the 2003 Plan. A grantee who is awarded non-discounted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2003 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant are generally exempt from the application of Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

AUDIT COMMITTEE MATTERS

Audit Committee Report for Fiscal Year 2006

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes Oxley Act of 2002. The audit committee has reviewed and discussed our audited financials for the fiscal year ended December 31, 2006 with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2006, the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit Committee,

Clyde A. Heintzelman (Chairman)

James E. Ousley

James P. Pellow

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 3)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited management’s assessment of internal control over financial reporting as of December 31, 2006, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

Aggregate fees billed to the company for the fiscal year ended December 31, 2006 and 2005 by E&Y and its affiliates were as follows:

	Fiscal year ended
	2006	2005
Audit Fees(1)	$1,325,960	$1,222,859
Audit-Related Fees(2)	174,850	3,500

Total Audit and Audit-Related Fees	1,500,810	1,226,359
Tax Fees(3)	113,588	92,277
All Other Fees	—	—

Total Fees	$1,614,398	$1,318,636

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal controls.

(2)	Audit-related fees consisted primarily of fees related to our shelf offering in addition to accounting and reporting research and consultations.

(3)	Includes fees for tax consulting services, tax compliances services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The Chairman of the audit committee has also been delegated the authority to pre-approve services of up to an aggregate of $100,000 per instance. All the services in 2006 in the table above were pre-approved by the audit committee or were, in the aggregate, less than $100,000, and thus were pre-approved by the Chairman of the audit committee.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2007.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2007 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017 by November 29, 2007. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2008 annual meeting of stockholders must inform the Corporate Secretary by February 12, 2008. If notice is not provided by that date, the persons named in our proxy for the 2008 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2008 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Eugene V. DeFelice
Corporate Secretary

March 30, 2007

Annex A

AMENDMENT TO

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

The Amended and Restated SAVVIS, Inc. 2003 Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this amendment (the “Amendment”) by the Board of Directors of SAVVIS, Inc. (the “Corporation”), subject to approval of this Amendment by the stockholders of the Corporation, as provided below:

1. The first sentence of Section 4 is hereby amended and restated in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

“Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 10,600,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan is approved by the Company’s stockholders, plus the number of shares that subsequently become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 3,066,666 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4.”

2. The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Corporation. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

* * *

The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on March 1, 2007, subject to approval of the Amendment by stockholders of the Corporation.

Appendix A to Annex A

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

(As Amended by the Amendment)

SAVVIS, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2003 Incentive Compensation Plan (the “Plan”), formerly known as the 2003 Incentive Compensation Plan, as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, directors, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

The Plan is an amendment and restatement as of March 20, 2006 of the SAVVIS, Inc. 2003 Incentive Compensation Plan. As of the date that the Company’s stockholders adopt this amended and restated Plan, any of the shares of Stock authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, in excess of the number of shares reserved for awards that have been made under that plan shall be transferred into this Plan and shall become available for grant under this Plan. From and after the date that the Company’s stockholders adopt this amended and restated Plan, no further awards shall be made under the SAVVIS, Inc. 1999 Stock Option Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 15) over a performance period of up to one year (the fiscal year, unless otherwise specified by the Committee).

2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Rights or cash award under the Plan.

2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 16 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means SAVVIS, Inc.

2.11 “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger, consolidation or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders at the time the Plan is approved by the stockholders and other than persons who are Affiliates immediately prior to the transaction) owning 80% or more of the combined voting power of all classes of stock of the Company.

2.12 “Covered Employee” means a Grantee who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Director” means a member of the Board.

2.14 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 14 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.16 “Effective Date” means April 9, 2003, the date the Plan was first approved by the Company’s Board. The Plan was last amended and restated by the Board on March 20, 2006.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.18 “Executive Officer” means an executive officer within the meaning of the Sarbanes-Oxley Act of 2002. For this purpose, and without limiting the foregoing, Executive Officer will include an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

2.19 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the trading date immediately preceding Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

2.20 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.21 “Grant Date” means, as determined by the Board or authorized Committee, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

2.22 “Grantee” means a person who receives or holds an Award under the Plan.

2.23 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.24 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.26 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.27 “Other Agreement” shall have the meaning set forth in Section 16 hereof.

2.28 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.29 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 15) over a performance period of up to ten (10) years.

2.30 “Plan” means this SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan, formerly known as the SAVVIS, Inc. 2003 Incentive Compensation Plan.

2.31 “Purchase Price” means the purchase price, if any, for each share of Stock pursuant to a grant of Restricted Stock.

2.32 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.33 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

2.34 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 10 hereof.

2.35 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.36 “Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.37 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.38 “Stock” means the common stock, par value $.01 per share, of the Company.

2.39 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 10 hereof.

2.40 “Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

2.41 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.42 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.43 “Unrestricted Stock” means an Award pursuant to Section 12 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1. Board

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final and conclusive.

3.2. Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall be the Compensation Committee of the Board.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3. Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Company Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, except to the extent otherwise provided in an agreement or contract with a Grantee, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable. The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement.

3.4. Deferral Arrangement.

The Board may permit the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans.

3.5. No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 10,600,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan is approved by the Company’s stockholders, plus the number of shares that subsequently become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 3,066,666 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4. Stock issued or to be issued under the Plan shall be authorized but unissued shares or treasury shares. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the Option Price of any Option granted under the Plan, or if pursuant to Section 19.3 the withholding obligation of any Grantee with respect to an Option, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

The total number of shares previously authorized under the SAVVIS, Inc. 1999 Stock Option Plan is 3,066,666 shares authorized by resolutions of the stockholders adopted by written consent on March 6, 2002. From and after the date that the Company’s stockholders adopt this amended and restated Plan, no further awards shall be made under the SAVVIS, Inc. 1999 Stock Option Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Effective Date.

The Plan was originally effective as of the Effective Date and was last amended by the Board on April 20, 2004. The Plan as herein amended and restated shall be effective as of March 20, 2006 (the “Amendment and Restatement Date”), subject to approval of the Plan as herein amended and restated by the affirmative vote of the holders of a majority of the votes represented by the shares of outstanding capital stock voting thereon within one (1) year after the adoption of the Plan by the Board. Upon approval of the Plan as herein amended and restated by the stockholders, all Awards made under the Plan on or after the Amendment and Restatement Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Amendment and Restatement Date. If the stockholders of the Company fail to approve the Plan as herein amended and restated within the one-year period set forth in this Section 5.1, any Awards made hereunder in excess of the number of shares available for Awards under the Plan prior to its amendment and restatement shall be null and void and of no effect, and the applicable terms of the Plan shall be the terms in effect immediately prior to the Amendment and Restatement Date.

5.2. Term.

The Plan shall terminate automatically ten (10) years after the Amendment and Restatement Date and may be terminated on any earlier date as provided in Section 5.3.

5.3. Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders only to the extent stated by the Board or required by applicable law. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Company or Subsidiary Employees; Service Providers; Other Persons

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any such Service Provider who is an officer or director of the Company, or of any

Affiliate, as the Board shall determine and designate from time to time, (ii) any Outside Director, and (iii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2. Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3. Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is 666,666 per year; and

(ii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Grantee shall be $2,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Grantee shall be $5,000,000.

6.4. Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

6.5. Stand-Alone, Additional, Tandem, and Substitute Awards

Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Stock Units or Restricted Stock), or in which the Option Price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an Option Price “discounted” by the amount of the cash compensation surrendered).

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. In the case of an Incentive Stock Option, the Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

Subject to Sections 8.3 and 18.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Company’s right of repurchase with respect to unvested shares of Stock. No Option shall be exercisable in whole or in part prior to the date the Plan is approved by the Stockholders of the Company as provided in Section 5.1 hereof.

8.3. Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein, or after ten years following the Grant Date, or after the occurrence of an event referred to in Section 18 hereof which results in termination of the Option.

8.6. Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.7. Rights of Holders of Options

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8. Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of the book entry method.

9.	TRANSFERABILITY OF OPTIONS

9.1. Transferability of Options

Except as provided in Section 9.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 9.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.2. Family Transfers.

Unless otherwise provided in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 9.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.2 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

10.	STOCK APPRECIATION RIGHTS

The Board is authorized to grant Stock Appreciation Rights (“SARs”) to Grantees on the following terms and conditions:

10.1. Right to Payment.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board. The Award Agreement for an SAR shall specify the grant price of the SAR, which may be fixed at the Fair Market Value of a share of Stock on the date of grant or may vary in accordance with a predetermined formula while the SAR is outstanding.

10.2. Other Terms.

The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

11.	RESTRICTED STOCK AND STOCK UNITS

11.1. Grant of Restricted Stock or Stock Units.

The Board may from time to time grant Restricted Stock or Stock Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. Awards of Restricted Stock may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

11.2. Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units in accordance with Section 15.1 and 15.2. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

11.3. Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date or issue such Restricted Stock by the book entry method. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

11.4. Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All non-cash distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

11.5. Rights of Holders of Stock Units.

11.5.1.	Voting and Dividend Rights.

Unless the Board otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

11.5.2.	Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

11.6. Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

11.7. Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 13 or, in the discretion of the Board, in consideration for past Services rendered to the Company or an Affiliate.

11.8. Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. If the restricted period has not expired or terminated as to all of the shares of Restricted Stock covered by a certificate for the Restricted Stock that has previously been delivered to the Grantee, as provided in Section 11.3, a new certificate for the remaining shares of Restricted Stock shall be delivered to the Grantee which certificate shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restriction imposed under the Plan and the Award Agreement.

12.	UNRESTRICTED STOCK AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

13.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

13.1. General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

13.2. Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock (by either actual delivery or by attestation), which shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise.

13.3. Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 19.3. Executive Officers and Directors will not be permitted to use the cashless method of exercise described in this paragraph without the express prior consent of the Company.

13.4. Other Forms of Payment.

To the extent the Award Agreement so provides or as otherwise agreed by the Board, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules.

14.	DIVIDEND EQUIVALENT RIGHTS

14.1. Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

14.2. Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

15.	PERFORMANCE AND ANNUAL INCENTIVE AWARDS

15.1. Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 15.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

15.2. Performance or Annual Incentive Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 15.2.

15.2.1.	Performance Goals Generally.

The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 15.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

15.2.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity and (15) revenue.

15.2.3.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

15.2.4.	Performance or Annual Incentive Award Pool.

The Committee may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance or Annual Incentive Awards.

15.2.5.	Settlement of Performance or Annual Incentive Awards; Other Terms.

Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

15.3. Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

15.4. Status of Section 14.2 Awards Under Code Section 162(m)

It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 15.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 15.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

16.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

17.	REQUIREMENTS OF LAW

17.1. General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17.2. Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

18.	EFFECT OF CHANGES IN CAPITALIZATION

18.1. Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

18.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction.

Subject to Section 18.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

18.3. Corporate Transaction.

Subject to the exceptions set forth in the last sentence of this Section 18.3 and the last sentence of Section 18.4:

(i) upon the occurrence of a Corporate Transaction, all outstanding shares of Restricted Stock shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock shall be deemed to have lapsed, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders. This Section 18.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs and Restricted Stock theretofore granted, or for the substitution for such Options, SARs and Restricted Stock for new common stock options and stock appreciation rights and new common stock restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided.

18.4. Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 18.1, 18.2 and 18.3.

18.5. No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19.	GENERAL PROVISIONS

19.1. Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

19.2. Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

19.3. Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 19.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

19.4. Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

19.5. Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

19.6. Number And Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

19.7. Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.8. Governing Law

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

19.9. Section 409A of the Code

The Board intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

* * *

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of nine (9) directors

				FOR	AGAINST	ABSTAIN

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2.	PROPOSAL to approve an amendment to the Amended and Restated 2003 Incentive Compensation Plan.	☐	☐	☐
				FOR	AGAINST	ABSTAIN

Directors: 01 John D. Clark 02 Jonathan C. Crane 03 Clyde A. Heintzelman 04 Philip J. Koen 05 Thomas E. Mclnerney	06 James E. Ousley 07 James P. Pellow 08 Jeffrey H. Von Deylen, and 09 Patrick J. Welsh	3.	PROPOSAL to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

						YES

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee(s’) name(s) in the space below.			I will attend the Annual Meeting of Stockholders ☐

Signature of stockholder(s) _______________________________________________________ Date _______________, 2006

Please sign exactly as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

Δ FOLD AND DETACH HERE Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/svvs Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials , investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY CARD

FOR THE COMMON STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS, Inc.

for the 2007 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS, Inc., hereby appoints Philip J. Koen, Jeffrey H. Von Deylen and Eugene V. DeFelice, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2007 annual meeting of stockholders to be held on May 10, 2007, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS, Inc. held of record on March 23, 2007, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2007 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, “FOR” THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

(Continued and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ